                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                    HAMBRECHT & QUIST GROUP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                            HAMBRECHT & QUIST GROUP
                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104

                                                                January 28, 1997

Dear Stockholder:

    You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Hambrecht & Quist Group. The Annual Meeting will be held on March 14, 1997, at 1:30 p.m., in the Embassy Room of the Mandarin Oriental Hotel, located at 222 Sansome Street, San Francisco, California.

    The matters to be voted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. Whether or not you plan to attend the meeting in person, please complete and return the enclosed proxy in the enclosed postage-paid envelope. Please note that stockholders attending the meeting in person may revoke such proxy and vote their shares at the meeting in the manner set forth in the accompanying Proxy Statement.

    I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                                     [SIGNATURE]

                                          Daniel H. Case III

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            HAMBRECHT & QUIST GROUP

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 14, 1997

                            ------------------------

To Holders of Common Stock of
  HAMBRECHT & QUIST GROUP:

    The Annual Meeting of Stockholders of Hambrecht & Quist Group, a Delaware corporation (the "Company"), will be held on Friday, March 14, 1997 at 1:30 p.m., local time, in the Embassy Room of the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, for the following purposes, as more fully described in the accompanying Proxy Statement:

    1. To elect two directors to Class I of the Board of Directors, each to a three-year term.

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the 1997 fiscal year.

    3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    All stockholders are cordially invited to attend the meeting in person. However, to ensure that each stockholder's vote is counted at the meeting, stockholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have previously returned a proxy card.

    Only stockholders of record as of the close of business on January 14, 1997 are entitled to receive notice of, to attend and to vote at the meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company's executive offices in San Francisco, California during ordinary business hours during the ten-day period preceding the meeting.

                                          By Order of the Board of Directors,

                                                     [SIGNATURE]

                                          Steven N. Machtinger
                                          GENERAL COUNSEL AND SECRETARY

San Francisco, California
January 28, 1997

                            HAMBRECHT & QUIST GROUP
                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    The enclosed Proxy is solicited on behalf of the Board of Directors of Hambrecht & Quist Group, a Delaware corporation, for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, March 14, 1997 at 1:30 p.m., local time in the Embassy Room of the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, or at any adjournment(s) thereof. The Notice of Annual Meeting, this Proxy Statement and accompanying proxy card were mailed on or about January 28, 1997 to all stockholders entitled to vote at the Annual Meeting. Unless the context otherwise requires, "Company" refers to Hambrecht & Quist Group and its predecessors, affiliates and subsidiaries.

    The Company's principal executive offices are located at, and the Company's complete mailing address is, One Bush Street, San Francisco, California 94104, and its telephone number is (415) 439-3000.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE; QUORUM

    Stockholders of record as of the close of business on January 14, 1997 (the "Record Date") are entitled to notice of, to attend and to vote at the Annual Meeting. There were 23,315,679 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issued and outstanding on the Record Date. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Each share is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

REVOCATION OF PROXIES

    A stockholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company's Corporate Secretary at the Company's principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

SOLICITATION OF PROXIES

    The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. The Company will bear the cost of this solicitation. Proxies may be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone or facsimile.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    The Company's Bylaws provide for a Board of Directors of six members to be divided equally into three classes. Class I of the Board of Directors currently consists of two members whose respective terms expire at the Annual Meeting; Class II consists of two members whose terms expire on the date of the 1998 Annual Meeting; and Class III consists of two members whose terms expire on the date of the 1999 Annual Meeting.

    At the Annual Meeting, the stockholders will elect two directors to Class I of the Board of Directors, each to hold office for a three-year term and until such director's successor has been duly elected and qualified, or until any such director's earlier resignation or removal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board of Directors nominees below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as a director.

VOTE REQUIRED

    Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total.

DIRECTOR NOMINEES

    The following incumbent directors are the nominees of the Board of Directors for re-election to Class I of the Board of Directors at this Annual Meeting:

                               Howard B. Hillman
                               William R. Timken

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RE-ELECTION OF HOWARD B. HILLMAN AND WILLIAM R. TIMKEN TO CLASS I OF THE BOARD OF DIRECTORS.

    Set forth below is additional biographical information concerning nominees for re-election to Class I of the Board of Directors. Information is also provided for the Company's current members of Class II and Class III of the Board of Directors, none of whom are standing for re-election at the Annual Meeting.

CLASS I DIRECTORS

    HOWARD B. HILLMAN, 62, joined the Board of Directors of the Company in July 1989. He was an officer of Chemical Bank from 1960 to 1969 and has been a venture capitalist since leaving Chemical Bank. Mr. Hillman became a Director of Auto-trol Technology Corporation, a maker of computer-based technical information management solutions, in 1973 and its President in April 1985. He also currently serves as Auto-trol's Chairman. Mr. Hillman holds an A.B. in Economics from Princeton and an M.B.A. from Harvard Business School.

    WILLIAM R. TIMKEN, 61, has been a director of the Company since 1982. Mr. Timken joined the Company in 1969 and has been employed by the Company in senior capacities since then. Mr. Timken was appointed Vice Chairman of the Company in 1992. He is responsible for the activities of the Company's Syndicate Department. Mr. Timken is a past member of the Board of Governors of the Pacific Stock Exchange and the Board of Governors of the National Association of Securities Dealers, Inc. Mr. Timken holds a B.A. degree in Economics from Colby College.

CLASS II DIRECTORS

    DANIEL H. CASE III, 39, has been a director of the Company since October 1991. Mr. Case joined the Company in 1981, and was initially an associate and then a principal in the Corporate Finance Department. He also served as Vice President and then a partner in the Venture Capital Department, both in San Francisco and in London. In 1983, he co-founded the business which became Hambrecht & Quist

Guaranty Finance. Mr. Case rejoined Corporate Finance in 1986 as co-director of mergers and acquisitions, and became Managing Director and head of Investment Banking in December 1987. In October 1989, he was elected Executive Vice President and in October 1991, he was elected to the Board of Directors of the Company. In April 1992, he was elected President and Co-Chief Executive Officer. He became Chief Executive Officer in October 1994. Mr. Case also serves as a director of Rational Software Corporation, a maker of object-oriented software development tools, Electronic Arts Inc., a global interactive entertainment software company, the Securities Industry Association and the Bay Area Council. He has a B.A. in Economics and Public Policy from Princeton University and studied management at the University of Oxford as a Rhodes Scholar.

    EDMUND H. SHEA, JR., 67, was elected a director of the Company in November 1986. He is a co-founder of J.F. Shea Co., Inc., a privately-held, diversified civil construction, land development and venture capital company, and has served as its Executive Vice President in charge of Venture Capital since 1968. Mr. Shea serves on the Board of Directors of ADAC Laboratories, a supplier of radiology and laboratory information systems, Ironstone Group, Inc., a real estate information services company, and Vanguard Airlines, Inc., a passenger airline company. Mr. Shea is also on the Advisory Committee of Bay Partners, a venture capital firm. Mr. Shea holds a B.S. in Engineering from Massachusetts Institute of Technology.

CLASS III DIRECTORS

    WILLIAM R. HAMBRECHT, 61, is Chairman of the Company and its principal subsidiary, Hambrecht & Quist LLC ("H&Q LLC"). He has continuously served as an officer, director or principal of those entities or their predecessors since he and the late George Quist co-founded the Company in 1968. Mr. Hambrecht is primarily responsible for directing the Company's venture capital investment activities. He also serves on the Board of Directors of Adobe Systems Incorporated, a print and electronic media software company. He holds a B.A. degree from Princeton University.

    WILLIAM E. MAYER, 56, has been a director of the Company since April 1992, except during the period of March 1995 to January 1996. In December 1996, Mr. Mayer formed Development Capital LLC, which invests in private and public companies. From October 1992 to December 1996, Mr. Mayer was Dean of the College of Business and Management at the University of Maryland, College Park. From September 1991 to July 1992, Mr. Mayer was Dean of the Simon Graduate School of Business at the University of Rochester. He is the former Chairman and Chief Executive Officer of CS First Boston Merchant Bank. Before the establishment of CS First Boston Merchant Bank in 1990, he was President and Chief Executive Officer of the First Boston Corporation. Mr. Mayer serves as a director of Chart House Enterprises, Inc., a restaurant management company, and Schuller Corporation, a manufacturer of insulation and building products, and is a trustee of the Colonial Group of Mutual Funds, a mutual fund company. Mr. Mayer holds a B.S. and an M.B.A. from the University of Maryland.

    There is no family relationship among any of the directors of the Company and there are no arrangements or understandings between any of the above-listed directors or any other person pursuant to which such director was selected as a director.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended September 30, 1996, the Board of Directors of the Company met a total of two times and acted by unanimous written consent six times. During the last fiscal year, no director attended fewer than 75% of the meetings of the Board of Directors. The Company's Board of Directors has standing audit and compensation committees, neither of which held any meetings during the last fiscal year.

    The Audit Committee of the Board of Directors consists of directors Hillman and Mayer, neither of whom is an employee of the Company. This committee is primarily responsible for reviewing the services performed by the Company's independent accountants, evaluating the Company's accounting policies and its system of internal controls, and reviewing significant finance transactions.

    The Compensation Committee of the Board of Directors consists of directors Mayer and Shea, neither of whom is an employee of the Company. This committee is primarily responsible for reviewing and recommending compensation to be paid to officers and consultants of the Company, and for administering the 1996 Equity Plan and the 1996 Bonus and Deferred Sales Compensation Plan. See "Report of the Board of Directors on Executive Compensation."

DIRECTOR COMPENSATION

    The Company does not currently pay fees to its directors for attendance at meetings. From time to time, the Company has sold Common Stock to its directors and granted its directors options to purchase Common Stock of the Company. In May 1996, the Company granted William E. Mayer an option to purchase 20,000 shares of Common Stock with an exercise price of $8.38 per share. There were no other stock option grants to outside directors during fiscal 1996. See "Certain Relationships and Related Transactions--Issuances of Securities to Officers and Directors."

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows compensation paid by the Company to the Company's Chief Executive Officer and the Company's four other most highly compensated individuals who were serving as officers on September 30, 1996 and whose salary plus bonus exceeded $100,000 for the fiscal year ended September 30, 1996 (each, a "Named Executive Officer") for fiscal years ended September 30, 1996 and 1995.

                                                                                     RESTRICED    SECURITIES
                                                                      OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
                                                           BONUS      COMPENSATION     AWARDS      OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR  SALARY($)      ($)(1)          ($)           ($)        SARS(#)        ($)(2)
-----------------------------------  ----  ---------     ---------    ------------   ----------   ----------   ------------
Daniel H. Case III                   1996   300,000      3,749,865       --             --         892,680      2,025,333(4)
  President, Chief                   1995   300,000      2,000,000       --             --         156,636          4,156
  Executive Officer and Director(3)
William R. Hambrecht                 1996   300,000      1,151,769(5)    --             --           --           109,138
  Chairman and Director              1995   300,000        933,688(5)    --             --           --             4,078
William R. Timken                    1996   240,000      1,000,000       --             --          40,000        169,644
  Vice Chairman and Director         1995   240,000        700,000       --             --          40,000         33,011
Paul L. Hallingby                    1996   240,000      1,418,450       --             --           --           276,453
  Executive Vice President,          1995   240,000        907,000       --             --         180,000         55,028
  Institutional Equity,
  H & Q LLC
Cristina M. Morgan                   1996   240,000      2,000,000       22,155(6)    200,000(7)   112,044        293,444(8)
  Managing Director, Co-Director of  1995   240,000      1,380,000       --             --          80,000         92,919(9)
  Investment Banking, H & Q LLC

--------------------------

(1) Includes bonuses earned in applicable fiscal year but paid in following fiscal year.

(2) All other compensation includes the following:

    (i) matching contributions in the amount of $4,000 for each Named Executive Officer in each of fiscal years 1996 and 1995 pursuant to the Company's Savings and Employee Stock Ownership Plan under Internal Revenue Code
        Section 401(k) ("SESOP").

    (ii) premiums paid by the Company in the amounts of $186, $156, $156, $156 and $156 for Messrs. Case, Hambrecht, Timken and Hallingby and Ms. Morgan, respectively, for group term life insurance in fiscal 1996 and $156, $78, $78, $78 and $156 for Messrs. Case, Hambrecht, Timken and Hallingby and Ms. Morgan, respectively, for group term life insurance in fiscal 1995.

   (iii) payments of $69,168, $104,982, $103,022, $104,930 and $99,784 to
         Messrs. Case, Hambrecht, Timken and Hallingby and Ms. Morgan, respectively, pursuant to merger-related SESOP compensation in fiscal 1996.

    (iv) SAR payments of $62,466, $167,367 and $110,467 to Mr. Timken, Mr. Hallingby and Ms. Morgan, respectively, in fiscal 1996 and SAR payments of $28,933, $50,950 and $43,400 to Mr. Timken, Mr. Hallingby and Ms. Morgan, respectively, in fiscal 1995. See "Aggregated SAR Payouts for Fiscal 1996."

(3) Excludes amounts received from Guaranty Finance. See "Certain Relationships and Related Transactions."

(4) In addition to the amounts described in footnote 2 above, includes compensation in the amount of $1,951,979 to Mr. Case in connection with a series of transactions designed to increase his equity ownership in the Company. See "Certain Relationships and Related Transactions--Increase in Equity Ownership of Daniel H. Case III."

(5) Represents an amount received in connection with participations in venture capital funds profits provided by the Company. See "Certain Relationships and Related Transactions."

(6) Represents the value of the difference between the price paid by the officer for shares of the Company's Common Stock and the fair market value of such Common Stock at the date of purchase.

(7) Represents value of shares of the Company's Common Stock earned in fiscal year 1996 but issuable in the following fiscal year pursuant to the terms of the Company's 1996 Equity Plan. Such shares of Common Stock vest in equal installments over a three-year period following the date of grant.

(8) In addition to the amounts described in footnote 2 above, includes $79,037 received in connection with participations in venture capital funds profits provided by the Company. See "Certain Relationships and Related Transactions."

(9) In addition to the amounts described in footnote 2 above, includes $45,363 received in connection with participations in venture capital funds profits provided by the Company. See "Certain Relationships and Related Transactions."

OPTION AND SAR GRANTS DURING FISCAL 1996

    The following tables set forth for each of the Named Executive Officers certain information concerning stock options and stock appreciation rights ("SARs") granted during fiscal 1996:

OPTIONS

                                                       INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                     ------------------------------------------------------     VALUE AT ASSUMED
                                                    PERCENT OF                                  ANNUAL RATES OF
                                      NUMBER OF    TOTAL OPTIONS                                  STOCK PRICE
                                     SECURITIES     GRANTED TO                                  APPRECIATION FOR
                                     UNDERLYING      EMPLOYEES     EXERCISE OR                   OPTION TERM(1)
                                       OPTIONS       IN FISCAL     BASE PRICE   EXPIRATION   ----------------------
NAME                                 GRANTED(#)        YEAR         ($/SHARE)      DATE        5%($)       10%($)
-----------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------

Daniel H. Case III.................     892,680(2)         17.4%       6.5175      3/29/03    2,368,527   5,519,676

William H. Hambrecht...............      --             --             --           --           --          --

William R. Timken..................      --             --             --           --           --          --

Paul L. Hallingby..................      --             --             --           --           --          --

Cristina M. Morgan.................      32,044(3)          0.6%       6.5175      3/29/03       85,022     198,137

                                         40,000(4)          0.8%       8.3825      5/31/03      136,501     318,105

------------------------

(1) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission (the "SEC"). Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2) This option vests at a rate of one-fifth per year from the date of grant. For information concerning the vesting of this option in the event Mr. Case resigns, see "Executive Compensation--Employment Agreement."

(3) This option vests at a rate of one-third per year from the date of grant.

(4) This option vests at a rate of one-fifth per year from the date of grant.

SARS

                                                                                                            POTENTIAL
                                                              INDIVIDUAL GRANTS(1)                          REALIZABLE
                                           ----------------------------------------------------------    VALUE AT ASSUMED
                                                           PERCENT OF                                    ANNUAL RATES OF
                                            NUMBER OF      TOTAL SARS                                      STOCK PRICE
                                           SECURITIES      GRANTED TO                                    APPRECIATION FOR
                                           UNDERLYING       EMPLOYEES                                      SAR TERM(2)
                                              SARS          IN FISCAL       BASE PRICE     MATURITY    --------------------
NAME                                       GRANTED(#)         YEAR           ($/SHARE)       DATE        5%($)     10%($)
-----------------------------------------  -----------  -----------------  -------------  -----------  ---------  ---------

Daniel H. Case III.......................      --              --               --            --          --         --

William H. Hambrecht.....................      --              --               --            --          --         --

William R. Timken........................      40,000             1.4%            7.49       9/30/96      14,980     29,960

Paul L. Hallingby........................      --              --               --            --          --         --

Cristina M. Morgan.......................      40,000             1.4%            7.49       3/31/96       7,399     14,623

------------------------

(1) SARs are generally awarded for a term of one fiscal year. At the end of the fiscal year the grantee is allocated an amount equal to the number of SARs granted multiplied by the increase in the net book value per share (if any) of the Company's stock during such period. This amount vests and is paid out over a three year period with one-third paid out following the first, second and third years after the grant date if the grantee remains an employee of the Company.

(2) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the SEC.

AGGREGATED OPTION EXERCISES DURING FISCAL 1996
  AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth for each of the Named Executive Officers certain information concerning options exercised during fiscal 1996 and the number of shares subject to both exercisable and unexercisable stock options as of September 30, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of September 30, 1996:

                                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                   NUMBER OF                        OPTIONS             IN-THE-MONEY OPTIONS AT
                                    SHARES                  AT SEPTEMBER 30, 1996(#)    SEPTEMBER 30, 1996(1)($)
                                  ACQUIRED ON    VALUE     --------------------------  --------------------------
                                  EXERCISE(#)  REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                  -----------  ----------  -----------  -------------  -----------  -------------

Daniel H. Case III..............   1,238,828    4,558,710      --            892,680       --         11,252,231

William H. Hambrecht............      --           --          --            --            --            --

William R. Timken...............      --           --          40,000        --           681,000        --

Paul L. Hallingby...............      74,000      199,280      20,000         56,000      301,620        812,280

Cristina M. Morgan..............      40,000      152,425      20,000         72,044      340,500        833,715

------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option based on the closing bid price of the Company's Common Stock on September 30, 1996 ($19 1/8) and the exercise price of the Named Executive Officer's options.

AGGREGATED SAR PAYOUTS FOR FISCAL 1996

    The following table sets forth for each of the Named Executive Officers certain information concerning SAR payouts during fiscal 1996, the number of securities underlying SARs outstanding at September 30, 1996 and the unrealized value of unvested SARs at September 30, 1996.

                                                                               NUMBER OF        UNREALIZED VALUE
                                                                              SECURITIES               OF
                                                          SAR PAYOUTS IN      UNDERLYING            SARS AT
                                                           FISCAL 1996          SARS AT        SEPTEMBER 30, 1996
NAME                                                          ($)(1)      SEPTEMBER 30, 1996         ($)(2)
--------------------------------------------------------  --------------  -------------------  ------------------

Daniel H. Case III......................................        --                --                   --

William H. Hambrecht....................................        --                --                   --

William R. Timken.......................................        62,466           160,000              240,166

Paul L. Hallingby.......................................       167,817           220,000              264,934

Cristina M. Morgan......................................       110,467           200,000              258,085

------------------------

(1) SAR payouts for fiscal 1996 reflect payouts of SARs granted during fiscal 1993, 1994 and 1995.

(2) The unrealized value of SARs at the fiscal year end is calculated by aggregating the unvested and unpaid value of SARs granted in fiscal 1994, 1995 and 1996.

EMPLOYMENT AGREEMENT

    The Company entered into an employment agreement with Daniel H. Case III in 1992. The currently effective provisions of this agreement provide that if the Company terminates Mr. Case's employment without cause, or if Mr. Case resigns within six months after a change in control of the Company, then (i) the Company shall pay Mr. Case the greater of $400,000 or 25% of his aggregate compensation received during the preceding two years, (ii) 50% of his unvested options shall become vested, (iii) all options maybe exercised within two years after termination for cash or on a net-exercise basis and (iv) unless within two years he becomes employed by another full service investment bank, Mr. Case can co-invest during such period in the Company's venture capital opportunities on the same basis as the Company's executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 31, 1996 by
(i) each Named Executive Officer, (ii) each director, (iii) each holder of more than 5% of the Company's common stock and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                         NUMBER OF
                                                                          SHARES
NAMED EXECUTIVE OFFICERS                                                BENEFICIALLY  PERCENT OF
DIRECTORS AND 5% BENEFICIAL OWNERS                                       OWNED(1)        CLASS
----------------------------------------------------------------------  -----------  -------------
William R. Hambrecht(2)...............................................   2,893,656          12.4%

Daniel H. Case III(3).................................................   2,000,966           8.6%

William R. Timken(4)..................................................   1,572,875           6.7%

Paul L. Hallingby(5)..................................................     651,777           2.8%

Cristina M. Morgan(6).................................................     421,321           1.8%

William E. Mayer(7)...................................................     120,800             *

Howard B. Hillman(8)..................................................      81,920             *

Edmund H. Shea, Jr....................................................     526,183           2.3%

Hambrecht & Quist Savings and
  Employee Stock Ownership Plan(9)....................................   1,986,277           8.5%

All executive officers and directors
  as a group (12 persons)(10).........................................   9,013,155          38.3%

------------------------

 *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. The address of each of the beneficial owners of greater than 5% of the Company's Common Stock listed in this table is care of Hambrecht & Quist Group, One Bush Street, San Francisco, California 94104.

 (2) Includes 27,790 shares held in trust by the SESOP and in a trust created for the benefit of current and former employees of the Company relating to the transfer of the Company's interest in Hambrecht & Quist, L.P., a California limited partnership (the "Group Trust").

 (3) Includes 18,374 shares held in trust by the SESOP and in the Group Trust.

 (4) Includes options to purchase 40,000 shares exercisable within 60 days of December 31, 1996 and 27,275 shares held in trust by the SESOP and in the Group Trust.

 (5) Includes options to purchase 28,000 shares exercisable within 60 days of December 31, 1996 and 27,777 shares held in trust by the SESOP and in the Group Trust.

 (6) Includes options to purchase 20,000 shares exercisable within 60 days of December 31, 1996 and 26,423 shares held in trust by the SESOP and in the Group Trust.

 (7) Includes options to purchase 16,000 shares exercisable within 60 days of December 31, 1996.

 (8) Includes options to purchase 52,800 shares exercisable within 60 days of December 31, 1996.

 (9) Represents shares held by the SESOP for the benefit of employees of the Company. The Trustee of the SESOP is Barclays Global Investors, N.A., located at 420 Montgomery Street, Third Floor, San Francisco, CA 94104. Each beneficiary is entitled to instruct the Trustee as to the voting or tendering of any full or partial shares of Company Stock held on his or her behalf. Excludes 230,184 shares held by Group Trust.

(10) Includes options to purchase 187,200 shares exercisable within 60 days of December 31, 1996 and 167,569 shares held in trust by the SESOP and in the Group Trust.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that, during the fiscal year ended September 30, 1996, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INCREASE IN EQUITY OWNERSHIP OF DANIEL H. CASE III

    In March 1996, the Company's Board of Directors approved a series of transactions proposed by a committee of the Board of Directors designed to increase the equity ownership of Daniel H. Case III, the Company's President and Chief Executive Officer to a level commensurate with his position and responsibilities. Mr. Case was promoted to Chief Executive Officer effective October 1, 1994. The Board of Directors decided at that time that Mr. Case's access to equity ownership in the Company should be increased as of Mr. Case's promotion date to be equivalent to the ownership position of Company Chairman William R. Hambrecht. The Board delegated to the committee the determination of Mr. Case's equity programs. Because the committee's determination was not completed until early in fiscal 1996, Mr. Case's options to purchase Common Stock, described below, were valued as of September 30, 1995. As a partial make-up for this delay, the Board determined to pay Mr. Case a bonus of $1,951,979 (the "Make-Up Bonus") which on a pre-tax basis equalled the difference in the fair value of the Company's Common Stock subject to such options between October 1994 and October 1995. In March 1996: (i) the Board accelerated the vesting of options to purchase 161,576 shares of Common Stock;
(ii) Mr. Case exercised options covering 1,238,828 shares of Common Stock, with a weighted average exercise price of approximately $2.838 per share; (iii) Mr. Case paid the exercise price of such options by delivering promissory notes for $3,515,352; (iv) Mr. Case resold 169,428 of the purchased shares to the Company for $6.518 cash per share (the then fair market value of the shares in the opinion of the Board of Directors), or a total of $1,104,247; and (v) the Company's Board of Directors granted Mr. Case a nonstatutory stock option to purchase 892,680 shares of Common Stock at an exercise price of $6.518 per share. Mr. Case also purchased 3,616 Units of Hambrecht and Quist, L.P., a California limited partnership ("LP"), with a promissory note for $1,133,698. As part of a series of restructuring transactions which occurred immediately prior to the Company's initial public offering in August 1996 (the "Restructuring"), such Units were exchanged for 86,784 additional shares of Common Stock. Each of the above-referenced promissory notes has a five-year term, bears interest at the rate of 6% per annum, and is to be repaid from Mr. Case's cash bonuses at a rate of 20% of any such bonuses. Mr. Case applied all of the proceeds of the Make-Up Bonus described above after withholding for taxes to prepay approximately $1,260,000 of such notes. Mr. Case also applied a portion of the proceeds received from a distribution from the Restructuring and a portion of the proceeds from the Guaranty Finance transactions described below, as additional prepayments of the notes.

GUARANTY FINANCE

    Prior to the Restructuring, LP owned 70% of Hambrecht & Quist Guaranty Finance, L. P. ("Guaranty Finance") and Mr. Case indirectly owned approximately 15% of the outstanding equity of Guaranty Finance and indirectly held an option to purchase approximately 3% additional equity of Guaranty Finance. Mr. Case had also rendered certain consulting services to Guaranty Finance. Mr. Case co-founded Guaranty Finance in 1983 and purchased his interest at fair market value at the time Guaranty Finance was initially capitalized in 1985. Subsequently, Mr. Case made additional investments or increased his percentage ownership indirectly in Guaranty Finance, principally by foregoing his share of a cash distribution that Hambrecht & Quist California ("Group California") received from Guaranty Finance in 1992. During fiscal 1993, 1994, 1995 and 1996, Mr. Case received $86,300, $51,653, $241,189 and $206,273, respectively, from Guaranty Finance as compensation for consulting services, distribution on capital and profit sharing. Of the $206,273 paid to Mr. Case during fiscal 1996, the portions relating to consulting services, distributions on capital and profit sharing were $9,375, $150,006 and $46,892, respectively.

    In June 1996, Guaranty Finance repurchased all outstanding options to purchase additional equity in Guaranty Finance. Mr. Case received $500,000 for his interest in the repurchased Guaranty Finance options. In July 1996, Mr. Case applied this $500,000 toward the prepayment of notes payable to the Company. Guaranty Finance also (a) distributed certain non-operating assets to its equity holders, including Mr. Case and LP, and (b) accrued and paid out deferred profit-sharing obligations representing approximately 10% of all net investment gains (the "Distribution"). Mr. Case's proportionate share of the Distribution had a book value as of August 8, 1996, the date of the Distribution, of approximately $1.5 million, of which approximately $250,000 is subject to repayment in part if Mr. Case terminates his employment with the Company prior to December 31, 1999.

    In connection with the Restructuring and in order to avoid the possibility or appearance of a conflict of interest in the future, the Company purchased Mr. Case's interest in Guaranty Finance for $1,734,588, which represented the fair market value at May 31, 1996, of Mr. Case's proportionate part of assets remaining in Guaranty Finance after the Distribution plus $162,148 which represented Mr. Case's proportionate part of the proceeds from the sales, after May 31, 1996 and prior to the Restructuring, of additional assets which otherwise would have been distributed as part of the Distribution. Following the Restructuring, Mr. Case had no further direct interest in the profits of Guaranty Finance and waived his rights to any further consulting fees or profit sharing from Guaranty Finance.

ISSUANCES OF SECURITIES TO OFFICERS AND DIRECTORS

    The Company has made numerous sales of Common Stock to directors, executive officers and other employees during the last fiscal year. The following table summarizes such sales made to the Company's directors and executive officers:

                                                                  SHARES         AGGREGATE
NAME                                                              (#)(1)     PURCHASE PRICE($)
-------------------------------------------------------------  ------------  -----------------

Daniel H. Case III...........................................    1,482,412         5,611,040

William R. Hambrecht.........................................       --              --

William R. Timken............................................       --              --

Paul L. Hallingby............................................      272,240         1,585,894

Cristina M. Morgan...........................................      115,845           642,086

David M. McAuliffe...........................................       13,281           174,386

Bruce M. Lupatkin............................................       66,784           477,323

Steven N. Machtinger.........................................       46,561           212,730

Patrick J. Allen.............................................       37,520           271,930

Howard B. Hillman............................................       --              --

William E. Mayer.............................................       50,400           172,480

Edmund H. Shea, Jr...........................................       49,600           151,236

------------------------

(1) Share number and aggregate purchase price figures have been adjusted to reflect the exchange of Group California shares and LP units for shares of Common Stock of the Company in connection with the Restructuring.

    In October 1996, David M. McAuliffe purchased a total of 44,800 shares of Common Stock for an aggregate purchase price of $241,920. In addition, during fiscal 1996, Raymond J. Minehan, the Company's former Chief Financial Officer, purchased a total of 33,121 shares of Common Stock for an aggregate purchase price of $164,941.

PARTICIPATION BY EMPLOYEES AND OFFICERS IN VENTURE CAPITAL INVESTMENTS

    Employees and officers of the Company are required to offer to the Company opportunities which they encounter to invest in private companies in the Company's areas of focus. The Company has the right to take its desired investment position in such opportunities. If the Company rejects such opportunity, the originating employee may make such investment. If the Company invests in such opportunities, it typically will invest an amount equal to at least twice the amount of the largest investment by a Company employee. After the Company takes its desired investment position it will typically syndicate such opportunities for investment by eligible employees and selected outside investors. Occasionally, the Company will be asked to participate in an investment which is not a candidate for syndication to all eligible Company employees. In such instance, a small number of the Company's employees directly involved with the Company or the transaction may invest side-by-side with the Company (or one of its wholly-owned subsidiaries) on a direct, non-syndicated basis. A Small Business Investment Company that is wholly-owned by William R. Hambrecht and his family, and J.F. Shea Co., Inc. and other affiliates of Edmund
H. Shea, a director of the Company, each regularly invests side-by-side with the Company's venture capital funds and commits capital to venture capital funds affiliated with H&Q. Other directors of the Company may also invest side-by-side with the Company's venture capital funds or may commit capital to Company-affiliated venture capital funds and have from time to time done so. Side-by-side investments are generally made on the same terms as those applicable to other participants in the same transaction. The following table summarizes venture capital investments made and capital committed to Company-affiliated venture capital funds by the Company's directors and executive officers during the last fiscal year:

            VENTURE INVESTMENTS BY EXECUTIVE OFFICERS AND DIRECTORS

                                                                                   AGGREGATE
                                                                                   AMOUNT OF
NAME                                                                              INVESTMENTS
--------------------------------------------------------------------------------  ------------
William R. Hambrecht(1)(2)......................................................  $  3,513,617

Daniel H. Case III(3)...........................................................       945,448

William R. Timken(2)............................................................     1,284,155

Paul L. Hallingby...............................................................       163,531

Cristina M. Morgan..............................................................       203,662

David M. McAuliffe..............................................................        15,001

Bruce M. Lupatkin...............................................................        68,599

Steven N. Machtinger............................................................        58,318

Patrick J. Allen................................................................        14,598

Howard B. Hillman...............................................................       847,954

William E. Mayer................................................................       687,005

Edmund H. Shea, Jr.(2)(4).......................................................     8,432,996

------------------------

(1) Includes investments made by a Small Business Investment Company owned by Mr. Hambrecht and his family.

(2) Includes investments in venture funds managed by H & Q Asia Pacific, Ltd., an entity in which the Company holds a minority interest.

(3) Includes investments made by Stacey Case, Mr. Case's wife.

(4) Includes investments made by Edmund & Mary Shea Real Property Trust, and J.F. Shea Co., Inc., which Mr. Shea may be deemed to control.

    In addition to their pro rata return on investment, the Company allocates to certain of its professionals, including certain of those listed above, a portion of the profits realized from particular venture investments based on such professionals' specific contributions to identifying, structuring and monitoring the investment.

    As a result of venture capital investments by the Company's officers, directors and employees, such persons, along with entities affiliated with the Company, hold significant equity interests in a number of private and public companies. From time to time, the Company enters into transactions with such companies on an arm's length basis with terms that the Company believes are no less favorable than those that would be negotiated with other third parties. Transactions entered into with companies in which the Company's officers, directors and related entities have investments include purchasing additional equity, loaning funds, guaranteeing obligations and providing letters of credit. In addition, the Company has provided investment banking services such as underwriting and merger and acquisition services to such companies.

INDEBTEDNESS OF OFFICERS AND DIRECTORS

    The Company's executive officers and directors listed below have been indebted to the Company in the amounts and for the periods set forth below. The purpose of the indebtedness in each case was to permit the exercise of options to purchase Common Stock of the Company, the purchase of restricted Common Stock of the Company or the purchase of LP units. All such indebtedness is due five years after issuance, bears interest at approximately the minimum rate necessary to avoid imputation of interest income for tax purposes and is secured by the shares purchased with recourse against the borrower only to the extent of the borrower's equity interest in the Company and the borrower's rights to receive compensation from the Company. "Type A" indebtedness is repayable with 15% of the gross amount of each semi-annual Company bonus withheld from the borrower's net pay. "Type B" indebtedness is forgiven at the rate of 20% of the initial principal amount and accrued interest at January 15, of each year of the term of such indebtedness.

                                                             AGGREGATE BALANCE
                                       HIGHEST BALANCE       OUTSTANDING AS OF
                                    DURING FISCAL 1996($)  DECEMBER 31, 1996($)
                                    ---------------------  ---------------------
                                      TYPE A     TYPE B      TYPE A     TYPE B
                                    ----------  ---------  ----------  ---------
William R. Hambrecht..............      --         24,592      --         24,592

Daniel H. Case III(1).............   5,186,288    302,206   1,920,399    302,206

William R. Timken.................      --         --          --         --

Paul L. Hallingby(1)..............   1,544,888     --         952,457     --

Cristina M. Morgan................     396,451    174,883      --        174,883

David M. McAuliffe................     254,344    208,519     193,536    208,519

Bruce M. Lupatkin.................     584,999     16,820     342,344     16,820

Steven N. Machtinger..............     274,585     14,970     156,666     14,970

Patrick J. Allen..................     207,957     44,781     102,684     44,781

William E. Mayer..................      32,800     --          --         --

------------------------

(1) Mr. Case's and Mr. Hallingby's indebtedness is repayable in installments of 20% of their respective cash bonuses, if any.

SEPARATION AGREEMENT

    On September 30, 1996, the Company entered into a Separation Agreement and General Release (the "Agreement") with Raymond J. Minehan, the Company's former Chief Financial Officer. Pursuant to the terms of the Agreement, Mr. Minehan resigned from employment with the Company effective September 30, 1996 and agreed to provide consulting services as requested by the Company for part of October. The Company agreed to pay Mr. Minehan $360,000 and additional contingent payments of $54,652 in January 1997, $47,110 in January 1998 and $23,636 in January 1999. As of December 31, 1996, Mr. Minehan owed the Company a total of $241,964 evidenced by promissory notes which will not become due and payable until September 1, 1997.

TRANSACTIONS WITH SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

    Each fiscal year, pursuant to the terms of the SESOP, the Company has historically matched a portion of each participant's contribution to the SESOP in shares of the Company's Common Stock. The SESOP holds approximately 8.5% of the Company's outstanding Common Stock. The Company's match is made initially in the form of a cash payment to the SESOP and the SESOP in turn purchases the number of shares necessary for the match. In March 1996, the Company completed the match for fiscal 1995 by transferring $1,072,669 to the SESOP which then purchased a total of 41,145 shares of Common Stock from the Company for the match. The value of the shares purchased for the 1995 match was established based on the book value of the Company's Common Stock as of September 30, 1995. In December 1996, the Company completed the match for fiscal 1996 by transferring $1,414,889 to the SESOP which then purchased a total of 66,977 shares of Common Stock from the Company for the match. The value of the shares purchased for the 1996 match was established based on the market value of the Company's Common Stock on the date of the purchase of the shares.

SECURITIES TRADING FOR EMPLOYEES

    Certain directors, officers and employees of the Company maintain margin accounts with H&Q LLC on the same terms available to persons unaffiliated with the Company, including interest rates and collateral on outstanding margin loans. From time to time, directors, officers and other employees of the Company may buy or sell securities to or from H&Q LLC as principal or through H&Q LLC as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly-situated non-employee customers of the Company.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During the last fiscal year, the Compensation Committee of the Board of Directors consisted of directors Mayer and Shea, neither of whom is, nor formerly was, an officer or employee of the Company. During the last fiscal year, none of the Company's executive officers served on the board of directors or compensation committee of another entity in which an executive officer of such entity served on the Company's board of directors or compensation committee.

                        REPORT OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

    The following report is submitted by the Company's Board of Directors and relates to the Company's executive compensation practices during fiscal 1996. In June 1996, in connection with the Company's initial public offering, the Board of Directors established the Compensation Committee (the "Committee") which is currently comprised of two independent outside directors, neither of whom is a current officer or employee of the Company or its subsidiaries. The members of the Committee are William E. Mayer and Edmund H. Shea, Jr. Prior to the formation of the Committee, the Company's executive compensation policies were determined by the full Board of Directors and administered by the Company's executive officers. The Committee did not meet during the fiscal year ended September 30, 1996 and compensation policies for the fiscal year were established by the Board of Directors and administered by the Committee and the Company's executive officers.

    The Committee is responsible for the establishment of policies governing and for the implementation, administration and interpretation of all aspects of compensation of the Company's executive officers. The Company reviews the compensation of executive officers on an ongoing basis and develops plans which are designed to support the Company's business strategies and reflect marketplace practices in a dynamic and intensely competitive industry.

    The Company's executive compensation program is designed to achieve the following results:

    - Support the Company's business strategies and goals;

    - Attract and retain qualified and talented executive officers by providing compensation opportunities comparable to those offered by other leading companies in the financial services industry;

    - Motivate high performance in an entrepreneurial, incentive-driven culture; and

    - Motivate executive officers to assist the Company in achieving superior levels of financial and strategic performance for the Company and its stockholders by closely linking executive compensation to performance in those areas.

    The Company's philosophy is to compensate executive officers based on their individual performance and the Company's overall performance. Two main principles guiding this philosophy are to pay market rates and to provide long-term stock ownership. The Company considers equity ownership by its executive officers to be critical to its long-term success. By virtue of the Company's establishment of relatively low fixed base compensation and highly leveraged incentive opportunities, total compensation will vary with revenue levels and financial results of the Company. In keeping with the Company's policy of sustaining its entrepreneurial, incentive-driven culture, no Company-paid retirement benefits are provided to executive officers other than the SESOP as described below.

    The total compensation program for executive officers is comprehensive and integrated to include salary, incentive bonuses, equity-based incentives and certain other forms of compensation.

    SALARY

    Base salaries are intended to represent a small portion of total compensation for the Company's executive officers. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. Base salaries for the Company's executive officers are set at a level such that a substantial portion of anticipated aggregate cash compensation is at risk and such salaries are determined prior to the beginning of the ensuing fiscal year. Salaries will be reviewed annually by the Committee for appropriateness in consideration of the Company's compensation policy, marketplace practice, the Company's financial results, and individual position responsibilities and performance.

    INCENTIVE BONUSES

    The method of determination of bonuses payable to executive officers and the criteria considered vary depending on each executive's operating division. However, in each case, the Company's annual incentive bonuses for its executive officers, including those reported under the heading "Annual Compensation-- Bonus" in the Summary Compensation Table, are based on both objective and subjective performance criteria and typically constitute a substantial portion of an individual's total compensation. Objective criteria generally include specific financial and strategic performance objectives for both the Company as a whole and each executive's operating division. Subjective criteria encompass evaluation of the executive's initiative, ability and contribution to overall division and corporate performance, including the executive's contribution to revenue generation. No formal weighting of the various criteria was employed in setting incentive bonuses for fiscal 1996.

    The Company currently pays semiannual bonuses to its executive officers. The bonuses paid to the majority of the executive officers are under the 1996 Bonus and Deferred Compensation Plan (the "1996 Compensation Plan") pursuant to which 80% of the bonus is paid in cash and 20% is paid in shares of the Company's Common Stock, valued at 90% of the market value at the time of the award. The shares of Common Stock vest over three years following the date of grant. At the time the bonus is awarded, each such executive has the choice of declining to accept the Common Stock and instead receive cash payments without interest. Such stock will vest and such cash payments will be made by the Company only to the extent that the employee is employed by the Company on the first three anniversaries of the bonus date. In fiscal 1996, four of the Named Executive Officers were not offered the opportunity to receive their bonus in equity in light of their already substantial equity positions in the Company.

    EQUITY-BASED INCENTIVES

    During fiscal 1996, the Board of Directors also utilized stock option and other forms of equity compensation for its executive officers. Combined with the stock bonuses granted pursuant to the 1996 Compensation Plan described above, such equity-based incentives are designed to motivate executive officers of the Company by providing an opportunity for financial rewards through the appreciation in the Company's Common Stock.

    STOCK OPTIONS. Pursuant to the terms of the Company's 1996 Equity Plan (the "1996 Plan"), the Company may grant stock options to its executive officers and selected employees. During fiscal 1996, the Company granted options to purchase a total of 964,724 shares of the Company's Common Stock to the Named Executive Officers pursuant to the terms of the predecessor plan to the 1996 Plan. Option grants typically provide for the purchase of shares of Common Stock at market value on the grant date, become exercisable over five years after the grant date and have a term of seven years. Because the value of the options is dependent on the increase of the market value of the Common Stock, the options provide a long-term incentive for executives to stay with the Company and to increase the market value of the Common Stock. It is expected that all future stock option grants will be made pursuant to the 1996 Plan or such other equity plan as may succeed it.

    SARS. During fiscal 1996, the Company also granted a total of 340,520 stock appreciation rights ("SARs") to six of the Company's executive officers. The SARs were granted for terms of either six months or one year and vest over three years. Such SARs will result in additional compensation to the executives based on the increase of the Company's book value during a period of either six months or one year following the date of the award. The Company does not expect to make further SAR grants in the future.

    SESOP. The Company has a Savings and Employee Stock Ownership Plan ("SESOP") in which all salaried employees are eligible to participate after six months of service. The SESOP provides for a salary deferral plan, in which the Company may, in its discretion, match the first $4,000 contributed by each participant during the plan year with a partial or equivalent amount of its Common Stock. Each of the executive officers is eligible to participate in the SESOP.

    OTHER COMPENSATION ARRANGEMENTS

    As a result of the diversity in the Company's business and individual employee job responsibilities, the Company strives to maintain flexibility with respect to its compensation programs. In addition to the compensation arrangements described above, the Company has from time to time adopted employee benefit plan and other arrangements in which executive officers are permitted to participate. Such arrangements include the ability to co-invest with the Company in venture capital investments and participate in the profits to the Company as a result of such investments.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In setting the Chief Executive Officer's total compensation for fiscal 1996, in addition to the criteria referenced above, the Board of Directors took into account the historic long-term performance of the Company under his leadership and its strategic progress, which were viewed as critical to the successful initial public offering in August 1996. In addition, the Chief Executive Officer's compensation is based in part on his direct contribution to revenue generation as a result of his involvement in investment banking activities.

    The Company believes that the total compensation of the Chief Executive Officer is appropriate relative to his performance, the performance of the Company and the compensation of other senior executives of high-performing investment banking firms. For information concerning action taken by the Company during fiscal 1996 increasing the Chief Executive Officer's equity ownership in the Company, see "Certain Relationships and Related Transactions--Increase in Equity Ownership of Daniel H. Case III."

    TAX CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code of 1966, as amended, (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million to any of the five most highly compensated executive officers in a taxable year, subject to exceptions for "performance-based compensation" as defined in the Code and compensation paid pursuant to certain plans in place prior to a company's initial public offering. To date, all compensation paid to the Company's Named Executive Officers has been paid pursuant to compensation programs that were in place prior to the Company's initial public offering. In determining compensation for executive officers, the Company's primary consideration is achievement of the Company's strategic goals, taking into consideration competitive practices, market conditions and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company is committed to making compensation awards that will qualify for tax deductions.

                                         BOARD OF DIRECTORS
                                          WILLIAM R. HAMBRECHT, Chairman
                                          DANIEL H. CASE III
                                          HOWARD B. HILLMAN
                                          WILLIAM E. MAYER
                                          EDMUND H. SHEA, JR.
                                          WILLIAM R. TIMKEN

                           COMPANY STOCK PERFORMANCE

    The following chart compares total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Dow Jones Securities Brokers Index for the period from August 9, 1996, the effective date of the Company's initial public offering, to September 30, 1996, assuming the reinvestment of any dividends. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                 COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN*
                AMONG HAMBRECHT & QUIST GROUP, THE S&P 500 INDEX
                   AND THE DOW JONES SECURITIES BROKERS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               HAMBRECHT & QUIST GROUP        S&P 500       DOW JONES SECURITIES BROKERS
8/9/96                                 $100       $100                                   $100

9/30/96                                $121       $104                                   $100

*$100 INVESTED ON 8/09/96 IN STOCK OR INDEX--
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING SEPTEMBER 30.

                                  INDEX POINTS

                                                                                                    8/09/96      9/30/96
                                                                                                  -----------  -----------
Hambrecht & Quist Group.........................................................................   $     100    $     121
S&P 500 Index...................................................................................   $     100    $     104
Dow Jones Securities Broker Index...............................................................   $     100    $     100

                 PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP, independent accountants, to audit the Company's consolidated financial statements for the fiscal year ending September 30, 1997. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for fiscal year 1997. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1997. An abstention will have the same effect as a negative vote, but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

OTHER MATTERS

    The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDER PROPOSALS

    Stockholders of the Company who intend to present proposals at the Company's next Annual Meeting of Stockholders must send such proposals to the Company for receipt no later than September 30, 1997 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                          By Order of the Board of Directors

                                                     [SIGNATURE]

                                          Steven N. Machtinger
                                          GENERAL COUNSEL AND SECRETARY

Dated: January 28, 1997

                         HAMBRECHT & QUIST GROUP

                 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                              MARCH 14, 1997


     The undersigned hereby appoints Daniel H. Case III, Patrick J. Allen and Steven N. Machtinger as Proxies, with full power to act without the others and each with power of substiution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of Hambrecht & Quist Group (the "Company") held of record by the undersigned on January 14, 1997, at the Annual Meeting of Stockholders to be held on March 14, 1997, or any adjournment thereof.

                       (TO BE SIGNED ON REVERSE SIDE)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.  ELECTION OF CLASS I DIRECTORS
                                      Nominees: Howard B. Hillman
                                                William R. Timken

[ ] FOR

[ ] WITHHOLD AUTHORITY to vote for all nominees listed at right


FOR all nominees listed (except as marked to the contrary below.)


________________________________________

2. Proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent accountants for fiscal 1997.

    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE TWO NOMINEES FOR ELECTION, AND FOR PROPOSAL 2.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

______________________________________               Date: ___________________
Signature

NOTE: Please sign exactly as name or names appear on stock certificate (as indictated hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full company name by a duly authorized officer.